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Exhibit (a)(1)

TENET HEALTHCARE CORPORATION
Is Offering to Exchange
Restricted Stock Units
for
Your Stock Options Having an
Exercise Price of $15.22 or Higher

Our offer and your withdrawal rights expire at 4:00 p.m., Eastern time, on June 30, 2005, unless we extend the offer.

        Tenet Healthcare Corporation is offering eligible employees the opportunity to receive in exchange for all options that have an exercise price of $15.22 or higher, restricted stock units issued pursuant to the Third Amended and Restated 2001 Stock Incentive Plan (the "Stock Incentive Plan"). The number of restricted stock units to be granted in exchange for eligible options will be determined based upon the exercise price of the option in accordance with the following exchange ratios:

Option Exercise Price Range	Exchange Ratio (Options for Restricted Stock Units)*
Over $40.00	8-for-1
$22.00 to $39.99	6-for-1
$15.22 to $21.99	2.75-for-1

*
Fractions will be rounded down to the nearest whole number for each option grant as set forth in Section 1.

If you want to exchange any of your options, you should do the following before our offer expires:

  •
  make your election to participate via the "eTenet Election Tool" on the company's intranet website at https://secure.etenet.com/apps/mtso/—you can navigate to the eTenet Election Tool by logging on to eTenet, clicking on "Tools & Applications" and then clicking on "My Tenet Stock Options"—(if you do not have access to this website, you may request a paper copy of the Letter of Transmittal using the contact information below and use it to make your election); or

  •
  complete, sign and date the paper form of the Letter of Transmittal that we enclose with this document if you are currently on leave of absence or cannot otherwise access the eTenet Election Tool and deliver the Letter of Transmittal to us according to the instructions in Section 3 on page 10.

To inform yourself about our offer, you should:

  •
  read this whole document, the information available on the eTenet Election Tool, the Letter of Transmittal, the Stock Incentive Plan and the form of Certificate Evidencing Restricted Stock Unit Grant because they contain important information;

  •
  review your option portfolio which will be available on the eTenet Election Tool (if you are on leave of absence or if you request a paper copy of the Letter of Transmittal because you do not have access to the eTenet Election Tool, we will send you an Option Award Statement that will show your option portfolio.);

  •
  consider the questions and answers in the Summary Term Sheet which starts on page 1; and

  •
  call (469) 893-2312 or send an e-mail to Executive.Compensation@tenethealthcare.com, if you have questions about our offer or need another copy of this document or any of the related materials.

        Our offer is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Section 6.

        Our Board of Directors has approved this offer. However, we and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The restricted stock units we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

        Our common shares are quoted on the New York Stock Exchange under the symbol "THC." On June 14, 2005, the closing price of one common share on the New York Stock Exchange was $12.56. We recommend that you get current market prices for our common shares before deciding whether to exchange your options.

TABLE OF CONTENTS

Summary Term Sheet		1
Tenet's Offer		8
1.	Number of Restricted Stock Units; Expiration Date	8
2.	Purpose of the Offer	9
3.	Procedures for Exchanging Options	10
4.	Change in Election; Withdrawal Rights	11
5.	Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Units	12
6.	Conditions of the Offer	12
7.	Price Range of Common Shares	14
8.	Source and Amount of Consideration; Terms of Restricted Stock Units	15
9.	Information About Tenet Healthcare Corporation	17
10.	Interests of Directors and Officers; Transactions and Arrangements About the Options	19
11.	Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer	20
12.	Legal Matters; Regulatory Approvals	20
13.	Material Federal Income Tax Consequences	21
14.	Extension of Offer; Termination; Amendment	22
15.	Fees and Expenses	22
16.	Additional Information	22
17.	Forward-Looking Statements	23

Annex A    Information About the Directors and Executive Officers of Tenet Healthcare Corporation

IMPORTANT

        If you want to exchange your eligible options, you must submit an election via the eTenet Election Tool which is located on the company's intranet or, if you do not have access to the intranet, by requesting, completing, signing and dating a paper copy of a Letter of Transmittal (if you are currently on leave of absence, a paper copy of the Letter of Transmittal is enclosed) and sending it by facsimile, regular mail, overnight delivery or hand delivery using the following contact information:

By facsimile at:    (469) 893-7005, Attn: Compensation Department

By regular mail to:    Tenet Healthcare Corporation, Attn: Compensation Department, P.O. Box 809088, Dallas, TX 75380-9088

By overnight or hand delivery:    Tenet Healthcare Corporation, Attn: Compensation Department, 13737 Noel Road, Ste. 100, Dallas, TX 75240

        We must receive your election to participate by 4:00 p.m., Eastern time, on June 30, 2005 (unless we extend our offer) in order for your election to be effective. Our offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the offer or accepting the election is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option holders in such jurisdiction.

        We have not authorized anyone to make any recommendation on our behalf as to whether or not you should exchange your options in our offer. You should rely only on the information contained in this document or to which we have referred you and make your own decision. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than what is contained in this document, the eTenet Election Tool and the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely on that recommendation, information or representation as having been authorized by us.

SUMMARY TERM SHEET

        The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of our offer. You should read all of this document, the information available on the eTenet Election Tool, the Letter of Transmittal, the Third Amended and Restated Stock Incentive Plan and the form of Certificate Evidencing Restricted Stock Unit Grant because they contain the full details of our offer and the terms of the restricted stock units, and these details could be important to you. For each question, we have included a reference to the section or sections of this document where you can find a more complete discussion.

1.     Who is making this offer?

        Tenet Healthcare Corporation. See Section 9.

2.     Can I participate?

        You are eligible if you are an employee of Tenet or one of our business units on May 27, 2005 and are still an employee when the offer expires. Notwithstanding this, you will not be eligible to participate if you are one of the executive officers or directors listed on Annex A, or if you are not a continuing employee actively employed at Tenet. See Section 1.

3.     What securities can I exchange?

        We are offering to exchange all of your outstanding stock options issued under our employee stock incentive plans that have an exercise price of $15.22 or higher. See Section 1.

4.     What is Tenet offering to give me for my options?

        The number of restricted stock units that we are offering in exchange for eligible options will be determined based upon the exercise price of the option in accordance with the following exchange ratios.

Option Exercise Price Range	Exchange Ratio (Options for Restricted Stock Units)
Over $40.00	8-for-1
$22.00 to $39.99	6-for-1
$15.22 to $21.99	2.75-for-1

        We will not issue any fractional restricted stock units. Accordingly, any exchange resulting in fractional shares under the above exchange ratios will be rounded down to the next whole number such that we will not issue any fractional restricted stock units. For example, if an eligible participant elects to exchange two separate option grants of (i) options to purchase 100 shares of our common stock with an exercise price of $16.00 and (ii) options to purchase 100 shares of our common stock with an exercise price of $25.00, that participant will receive a total of 52 restricted stock units (100 divided by the exchange ratio of 2.75 and rounded down to the next whole number plus 100 divided by the exchange ratio of 6 and rounded down to the next whole number). The total number of restricted stock units you are eligible to receive is specified on the eTenet Election Tool (if you are on leave of absence, the total number of restricted units you are eligible to receive is specified on the enclosed Letter of Transmittal). See Section 1.

5.     What are "restricted stock units?"

        Restricted stock units are units that will be settled on a one-to-one basis in shares of the common stock of Tenet Healthcare (which we refer to in this document simply as "common shares") on the applicable vesting date. The restricted stock units are subject to forfeiture and restrictions on transfer prior to vesting and the related distribution of common shares. Common shares received upon vesting are no longer "restricted" and they will be yours to hold, transfer or sell, subject to legal restrictions.

        Generally, you will forfeit the restricted stock units if you stop being employed by us before they vest and you may not transfer, pledge, or otherwise dispose of unvested restricted stock units. The forfeiture provisions, transfer restrictions and other terms of the restricted stock units are set forth in the Third Amended and Restated Stock Incentive Plan and the Certificate Evidencing Restricted Stock Unit Grant (a form of which is enclosed with this document). You should read these documents carefully before deciding whether to elect to exchange your options.

        You will not be a shareholder as a result of holding restricted stock units, and restricted stock units do not entitle you to vote or receive notices of meetings and other materials provided to Tenet shareholders until you receive a distribution of Tenet common shares in settlement of the restricted stock units. You will not be paid for any dividends paid on Tenet stock while you hold restricted stock units. After the restricted stock units have vested, and the related common shares are distributed to you, you will have shareholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. See Section 8.

6.     What will I receive when my restricted stock unit award vests?

        If you have not deferred receipt of your restricted stock units as described below, your restricted stock units will be settled on a one-to-one basis in common shares on the applicable vesting dates with respect to the restricted stock units. You will receive a confirmation statement detailing the number of units vested, closing stock price used to determine the amount of taxation, number of shares withheld to cover taxation, and number of net shares deposited into your brokerage account with Fidelity.

        If you have elected to defer your restricted stock units pursuant to the Tenet Deferred Compensation Plan, you will receive a confirmation statement detailing the number of units assigned to your Tenet Deferred Compensation Account. See Section 8 and Section 13.

7.     What must I pay for the restricted stock units?

        If you participate in the offer, you will make a voluntary election to exchange eligible options currently granted to you in exchange for a lesser number of restricted stock units. Once we accept your options for exchange, they will be canceled and all rights associated with these options will terminate. As provided below, you will also have a new vesting schedule with respect to the restricted stock units, which will vest in equal one-third amounts on the first, second and third anniversary dates of the restricted stock unit grant. Existing vesting schedules associated with exchanged options will no longer apply. See Section 1 and Section 8.

8.     When will my restricted stock units vest?

        All restricted stock units received in exchange for eligible options will vest in equal one-third amounts on the first, second and third anniversary dates of the restricted stock unit grant (existing vesting schedules associated with exchanged options will no longer apply). We expect the grant date to be the first business day after the expiration date of the offer. It does not matter whether your options are now vested—all restricted stock units you receive in the offer will be unvested as of the grant date. See Section 8.

9.     How could I forfeit the restricted stock units I receive in the offer?

        You will generally forfeit any restricted stock units that are not vested on the day you stop being an employee for any reason. Any shares of common stock that you receive upon vesting of your restricted stock units while you are a Tenet employee are yours to keep even after you leave Tenet. See Section 8.

10.   What if I intend to retire or quit or my employment is terminated in the next three years?

        If you intend to retire or quit before the restricted stock units vest, you should carefully consider whether or not to participate in the offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your currently vested options for a period of time after your employment ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any restricted stock units that have not vested at the time your employment ends, unless you are retiring at normal retirement age. If you retire at normal retirement age (or you choose early retirement with our consent) your restricted stock units will continue to vest over the applicable vesting period provided that during such time you may not engage in or assist any business that we determine to be in competition with the businesses that we conduct. If your employment is terminated by us other than for cause, you generally may be able to exercise your current options that have vested at the time your employment ends for a period of three months after your employment ends (as specified in your severance agreement). However, if you exchange your options for restricted stock units and your employment is terminated by us, your unvested restricted stock units will expire as of the date of such termination. See Section 8.

11.   What are the risks that I should consider in deciding whether to exchange my options?

        Exchanging your options does have some risks, particularly the risk that:

  •
  our share price increases and your restricted stock units end up being worth less than the options you exchanged would have been worth;

  •
  you will forfeit some or all of your restricted stock units because you stop being employed by us before your restricted stock units vest;

  •
  prior to the vesting of the restricted stock units, if we were to engage in a transaction such as an acquisition or merger in which we were not the surviving party or any other change in control takes place, depending on the structure and terms of such a transaction, you as a tendering option holder might be deprived of any further price appreciation in the stock associated with the restricted stock units or might enjoy less financial benefit than those option holders who decided not to participate in this offer and who instead retain their original options; or

  •
  you will not be able to take advantage of increases in our share price because you cannot sell the common shares underlying your restricted stock units until the restricted stock units vest and the common shares underlying the restricted stock units are distributed to you.

        Your decision to participate in the offer should take these risks into account, as well as the various risks that are a part of our business. These risks include, but are not limited to, risks related to the level of our revenues, demand, admissions and growth; the regulatory environment in which we operate, including regulatory changes in, and our ability to participate in, the Medicare and Medicaid programs or other government health care programs; managed care provider arrangements; litigation, government investigations, and liabilities and other claims asserted against us; competition from existing competitors and new competitors; pending and future acquisitions; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care; national, regional and local economic and business conditions; demographic changes; hiring and retention of qualified management and health care professionals; the amount and terms of our indebtedness; tax and other governmental liabilities; the availability of financing; changes in the distribution process or other factors that may increase our costs of supplies; the financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; the general economic conditions in the areas in which we operate; and other risks and uncertainties inherent in the other factors described in our other filings with the Securities and Exchange Commission. You should talk to your personal advisors regarding these and other risks.

        Also, you should carefully review the information about us in Sections 9, 16 and 17 of this document. This information includes a description of certain recent events, certain financial information and explains where you can find additional information about us, including information contained in our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and any current report on Form 8-K, all filed with the Securities and Exchange Commission.

12.   How long do I have to make up my mind?

        You can elect to exchange your options until the offer expires. Right now, the offer is scheduled to expire on June 30, 2005, at 4:00 p.m., Eastern time. We may choose to extend the offer, but we cannot assure you that we will extend the offer or, if we extend it, for how long. If we do extend the offer, we will make a public announcement, which may be by e-mail or a press release, before 9:00 a.m., Eastern time, no later than the first business day after the offer was scheduled to expire. See Sections 1 and 14.

13.   How do I exchange my options?

        You will be required to timely submit your election to participate in the exchange offer:

  •
  by logging on to the company's intranet site and making your elections by using the eTenet Election Tool which is located at https://secure.etenet.com/apps/mtso/—you may also navigate to the eTenet Election Tool by logging on to eTenet and clicking "Tools & Applications" and then clicking on "My Tenet Stock Options";

    OR

  •
  if you do not have access to the company's intranet, by requesting, completing, signing and dating a paper copy of the Letter of Transmittal and delivering it to us according to the instructions in Section 3 (you may request a paper copy of the Letter of Transmittal using the contact information in Section 3). If you are currently on leave of absence, a paper copy of the Letter of Transmittal is enclosed which you may use to submit your elections (you may also use the eTenet Election Tool to submit your elections if you are on leave of absence).

Your election to exchange will be effective only after you properly submit an election through either of the two above choices before the offer expires. See Section 3.

14.   Can I exchange less than all of my eligible options?

        Yes, if you have been granted options in more than one option grant. You will be permitted to exchange any or all of your eligible grants. However, if you want to participate in the offer, you must elect to exchange all or none of the eligible options in any single grant when you submit your election. In other words, you will not be permitted to exchange part but not all of any particular option grant. For example, if an eligible participant has been granted in two individual grants (x) options to purchase 100 common shares with an exercise price of $16.00, and (y) options to purchase 100 common shares with an exercise price of $25.00, that participant may choose to exchange all or none of the options to purchase 100 common shares with an exercise price of $16.00 and all or none of the options to purchase the 100 common shares with an exercise price of $25.00. In the example, the eligible participant may not choose to exchange less than 100 options of either grant. The eTenet Election Tool lists the eligible options you had when we commenced the offer (if you receive a paper copy of the Letter of Transmittal, it will list your eligible options). See Section 1.

15.
If I elect to exchange my options by submitting an election to participate, can I change my mind?

        Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. If you use the eTenet

Election Tool, you may withdraw or change your elections as often as you would like until the offer expires by simply returning to the intranet website and editing your elections. If you use a paper copy of the Letter of Transmittal, you may withdraw your elections by submitting to us the paper copy of the Notice of Withdrawal that we will send to you with the Letter of Transmittal (if you then decide to make a new election, you must request and submit a new paper copy of the Letter of Transmittal to do so). See Question 12 and the instructions in Section 4. Your election to withdraw must be received before the offer expires.

16.   What happens if Tenet's stock price goes up during the offer?

        If our stock price goes up during the offer, you may want to exercise some of your options or even decide that you do not want to participate in the offer. If you want to exercise any of your eligible options and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election, you cannot exercise eligible options with respect to which an election to exchange has been made unless you first withdraw your previous election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures in Section 3.

17.   Will Tenet accept all options elected for exchange?

        We will accept all options that are properly elected for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 6:00 p.m., Eastern time on the first business day after the offer expires (i.e., if the expiration date is June 30, 2005, this communication will be no later than July 1, 2005). The communication may be by e-mail or press release. See Sections 5 and 14.

18.   How and when will I receive my restricted stock units?

        If you elect to exchange your options and we accept them for exchange, the grant of your restricted stock units will be effective as of the day of our acceptance. We expect this to be the first business day after the offer expires. You will not receive any common shares underlying your restricted stock units until your restricted stock units have vested. See Section 8.

19.   Why is Tenet making this offer?

        In light of the decline in the market price of our common shares in 2002 and 2003 and other declines in our market price, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading price of our common shares. As a result, many of our outstanding options are not achieving the purposes for which they were intended. The purpose of the Stock Incentive Plan is to promote the interests of our shareholders by strengthening our ability to attract, motivate and retain valued employees who possess the training, experience and ability necessary to our success. The Stock Incentive Plan provides a means of encouraging employees, upon whose judgment, initiative and efforts our financial success and growth largely depend, to take an ownership interest in us. By making this, offer we expect to be able to provide better performance incentives to our continuing employees and more closely align the interests of our employees with those of our stockholders in maximizing stockholder value. See Section 2.

20.   Are there conditions to the offer?

        Yes. The offer is subject to a number of conditions that are described in Section 6. The offer is not conditioned on a minimum number of options being elected for exchange or upon a minimum number of option holders accepting the offer.

21.
What are the federal income tax consequences of exchanging my options for restricted stock units in the offer?

        There will be no immediate federal income tax consequences from receiving an award of restricted stock units in exchange for your options through this offer. If you do not elect to defer receipt of your restricted stock units as described below, you will recognize ordinary income when your restricted stock units vest, in an amount equal to the then fair market value of those stock units on the vesting date. This means that the resulting ordinary compensation income will be reflected on your year-end W-2, and we will have an obligation to withhold certain federal, state and local income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. The Stock Incentive Plan provides that we will deduct or collect any taxes required by law to be withheld or paid with respect to your vested restricted stock units or take such other action as may be necessary to satisfy all obligations for the payment of such taxes.

        You may elect to defer the delivery of the common shares underlying the restricted stock units that will be awarded pursuant to the exchange program, as well as the tax recognition associated with such delivery, under the Tenet Deferred Compensation Plan. Your election will apply to the entire grant of restricted stock units. Each year as your restricted stock units vest, the shares you have elected to defer pursuant to the Deferred Compensation Plan will be assigned to an account in your name under the plan which is designed not to subject you to federal or state income taxation until your elected distribution date under the Deferred Compensation Plan. You will receive additional information and have the opportunity to make a restricted stock deferral election in the Deferred Compensation Plan during the June 2005 enrollment. See Section 13.

22.   What impact will the offer have on Tenet and our shareholders?

        We are unable to accurately predict the impact the option exchange will have on our shareholders because we are unable to predict how many eligible participants will elect to participate and we cannot predict the value of our common shares at the time we exchange eligible options for restricted stock units. We designed the option exchange program with the expectation that the value of the outstanding eligible options would be equal to or less than the value of the restricted stock units to be received in the exchange.

        In addition to its purposes in motivating and compensating our employees, the option exchange program is intended to reduce the potential dilution of our existing shareholders' ownership by offering to exchange outstanding options for a lesser number of restricted stock units. However, implementing the program could ultimately result in increased dilution. This is because many of the eligible options have an exercise price substantially higher than the current market price of our common shares which reduces the probability that these options will ultimately be exercised. In exchange for these "underwater" options, participants will receive restricted stock units that will be settled in shares of our common shares upon vesting. It is therefore possible that we would have a greater number of shares issued and outstanding in the future as a result of the option exchange program. This dilution could have a negative effect on the price of our common shares.

        We currently expense stock options using the fair-value method recommended by SFAS No. 123 under which the cost of stock option grants is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards regardless of whether or not the awards had any intrinsic value during the period. Currently, most of the options eligible for exchange under the program are vested. Accordingly, we have already expensed approximately $115 million as compensation expense related to these options. We estimate that the current projected future non-cash expense for unvested eligible options is approximately $8 million. Assuming that the stock price on the grant date is $11.98 (the closing price on May 25, 2005), if all eligible options are tendered for exchange, we estimate that the incremental non-cash compensation expense above this amount that will need to be recognized as compensation expense over the three year vesting period of the restricted stock units will be approximately $17 million. While several factors may impact the amount of this incremental expense, generally the higher the market value of our common shares on the grant date, the greater the compensation expense we will record for financial reporting purposes. For Federal tax purposes, however, we will generally get the benefit of a deduction equal to the amount of compensation income that is recognized by our employees with respect to the restricted stock units. See Section 11.

23.   What happens to my options if I do not participate in the offer or if my options are not accepted for exchange?

        Nothing. If you do not participate in the offer, or if we do not accept options that are elected for exchange, you will keep all your current options, and you will not receive any restricted stock units. The offer will not result in any changes to the terms of your current options. See Section 3.

24.   What does the Tenet Board of Directors think of this offer?

        Our Board of Directors has approved this offer. However, the decision to exchange options is an individual one that should be based on a variety of factors. Therefore, we, and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The restricted stock units we are offering may be worth less than your existing options. We recommend that you consult with your personal advisors if you have questions about your financial or tax situation. See Sections 2 and 6.

25.   Who can I talk to if I have questions about the offer?

        You should call (469) 893-2312 or send an e-mail to Executive.Compensation@tenethealth.com, if you have any questions about the offer or need another copy of this document or any of the related materials. See Section 3.

TENET'S OFFER

Section 1. Number of Restricted Stock Units; Expiration Date.

        We are offering to exchange restricted stock units (referred to herein as "restricted stock units") which will be settled upon vesting in shares of Tenet common stock, par value $.05 per share (which we refer to herein as "common shares"), for options to purchase common shares issued under the Third Amended and Restated 2001 Stock Incentive Plan (the "Stock Incentive Plan"), the 1991 Stock Incentive Plan (the "1991 Plan"), the 1995 Stock Incentive Plan (the "1995 Plan") or the 1999 Broad-Based Stock Incentive Plan (the "1999 Plan", and, together with the Stock Incentive Plan, the 1991 Plan and the 1995 Plan, the "Employee Incentive Plans") that have an exercise price of $15.22 or higher. The restricted stock units will constitute Restricted Units pursuant to Section 11 of the Stock Incentive Plan.

        To participate in this offer, you must be an eligible employee of Tenet or one of our business units on May 27, 2005 and continue to be an eligible employee on the expiration date (as defined below). For purposes of this offer, "business unit" means any facility, region, division, group, subsidiary or other unit within Tenet that is designated by the compensation committee to constitute a "Business Unit" for purposes of the Stock Incentive Plan. Notwithstanding the foregoing, you will not be an eligible employee if you: (i) are a member of our Board of Directors or one of the four executive officers listed on Annex A; or (ii) are not actively employed at Tenet or are employed at one of five general hospitals which are scheduled to be divested. For purposes of this offer, you are not actively employed at Tenet if you have given notice or have received notice that you will be leaving the employ of Tenet or are currently receiving severance pay from Tenet. The information in the offer to exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements About the Options") is incorporated herein by reference.

        Our offer is subject to the terms and conditions described in this offer to exchange, the enclosed Letter of Transmittal and on the eTenet Election Tool.

        The options we are offering to exchange were issued under the Employee Incentive Plans and pursuant to the stock option agreement(s) between you and us. The restricted stock units will be issued under the Stock Incentive Plan and pursuant to a Certificate Evidencing Restricted Stock Unit Grant, which form an agreement between you and us. The number of restricted stock units to be granted in exchange for eligible options will be determined based upon the exercise price of the option in accordance with the following exchange ratios:

Option Exercise Price Range	Exchange Ratio (Options for Restricted Stock Units)
Over $40.00	8-for-1
$22.00 to $39.99	6-for-1
$15.22 to $21.99	2.75-for-1

        We will not issue any fractional restricted stock units. Accordingly, any exchange resulting in fractional shares under the above exchange ratios will be rounded down to the next whole number such that we will not issue any fractional restricted stock units. For example, if an eligible participant elects to exchange two separate options grants of (i) options to purchase 100 shares of our common stock with an exercise price of $16.00 and (ii) options to purchase 100 shares of our common stock with an exercise price of $25.00, that participant will receive a total of 52 restricted stock units (100 divided by the exchange ratio of 2.75 and rounded down to the next whole number plus 100 divided by the exchange ratio of 6 and rounded down to the next whole number).

        You will be permitted to exchange any or all of your eligible grants. However, you must elect to exchange all or none of the eligible options in any particular grant when you submit an election. In other words, you will not be permitted to exchange part but not all of any particular option grant. For example, if an eligible participant has been granted in two individual grants (x) options to purchase 100 common shares with an exercise price of $16.00, and (y) options to purchase 100 common shares with an exercise price of $25.00, that participant may choose to exchange all or none of the options to purchase 100 common shares stock with an exercise price of $16.00 and all or none of the options to purchase 100 common shares with an exercise price of $25.00. In the example, the eligible participant may not choose to exchange less than 100 options of either grant. The eTenet Election Tool lists the eligible options and grant amounts you had when we commenced the offer (if you receive a paper copy of the Letter of Transmittal, it will list your eligible options).

        As of May 26, 2005, options to purchase approximately 50.4 million common shares were issued and outstanding under the Employee Incentive Plans. Of these, options held by eligible employees to purchase approximately 9.75 million common shares have an exercise price at or above $15.22 and are thus eligible to participate in this offer. Assuming all eligible options are properly elected for exchange, we will issue approximately 2.4 million restricted stock units.

        The term "expiration date" means 4:00 p.m., Eastern time, on June 30, 2005 unless we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will mean the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

Section 2. Purpose of the Offer.

        We issued the options under the Employee Incentive Plans to provide our employees an opportunity to acquire or increase a proprietary interest in Tenet, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with Tenet. The Stock Incentive Plan provides a means of encouraging employees, upon whose judgment, initiative and efforts our financial success and growth largely depend, to take an ownership interest in us.

        In light of the decline in the market price of our common shares since late 2002 and early 2003, a considerable number of our employees are holding options that have exercise prices higher than the current and recent trading price of our common shares. As a result, many of our outstanding options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives to our continuing employees and more closely align the interests of our employees with those of Tenet's stockholders in maximizing stockholder value.

        We are making this offer to exchange rather than granting additional options because a grant of additional options to each employee who is eligible to participate in the offer would have a significant dilutive impact on our outstanding shares. The common shares underlying the options under the Stock Incentive Plan that are exchanged in this offer will be returned to the pool of common shares available for issuance under the Stock Incentive Plan. Canceled options under the 1991 Plan, 1995 Plan and 1999 Plan will not be added back to the pool of common shares available under the Stock Incentive Plan. Assuming all eligible options are tendered for exchange, approximately 4.7 million additional common shares will be available for future grants under the Stock Incentive Plan.

        Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The restricted stock units we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 3. Procedures for Exchanging Options.

        Proper Election to Exchange Options.    To properly elect your options for exchange, you must timely submit an election to participate:

  •
  by logging onto the company's intranet site and making your elections by using the eTenet Election Tool which is located at https://secure.etenet.com/apps/mtso/ (you may navigate to the eTenet Election Tool by logging on to eTenet, clicking on "Tools & Applications" and then clicking on "My Tenet Stock Options");

    OR

  •
  if you do not have access to the company's intranet, by requesting, completing, signing and dating a paper copy of the Letter of Transmittal and delivering it to us according to the instructions in this Section 3 (you may request a paper copy of the Letter of Transmittal using the contact information in this Section 3). If you are currently on leave of absence, a paper copy of the Letter of Transmittal is enclosed which you may use to submit your elections (you may also use the eTenet Election Tool to submit your elections if you are on leave of absence).

        Your election to exchange will be effective only after you properly submit an election to participate through either of the two above choices before the offer expires. If you use the eTenet Election Tool, you will submit an electronic version of the Letter of Transmittal when making your elections. You can call (469) 893-2312 to confirm that your Letter of Transmittal has been received.

        Your proper and timely use of any of these methods to submit an election to participate or an election to withdraw from participation will constitute a "submitted election." To be timely, your election must be RECEIVED by us before the offer expires either via the eTenet Election Tool or by delivery of a Letter of Transmittal as described above. The method of delivery of any document is at your election and risk. Your election will be effective upon receipt.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of common shares subject to options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections). Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options elected for exchange, to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No options will be properly elected for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

        Your Choosing to Participate and Our Accepting Your Options Constitutes an Agreement.    If you elect to exchange your options by submitting an election in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the options that you properly elect for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer.

        Effect of Exchange on Options.    If you elect to exchange your options and we accept such options for exchange, effective on our acceptance, the options you elected for exchange will be canceled and the award agreement(s) evidencing them will be deemed null and void. If you do not elect to exchange your options or you properly withdraw a previously submitted election, you will not participate in the offer, and your options will remain at their original exercise price(s) and remain subject to their original terms.

        Questions About the Offer.    You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and paper copies of the Letter of Transmittal by calling (469) 893-2312 or sending an e-mail to Executive.Compensation@tenethealth.com.

Section 4. Change in Election; Withdrawal Rights.

        You may only withdraw or change your submitted election to exchange your options in accordance with the provisions of this Section 4.

        You may withdraw in whole or in part your election to exchange options at any time before 4:00 p.m., Eastern time, on June 30, 2005, which is the scheduled expiration date of the offer. If we extend the offer beyond that time, you may withdraw your election to exchange your options any time until the extended expiration of the offer.

        To withdraw or change all or some of the elections you have previously submitted, you must use one of the following two methods:

  •
  If you use the eTenet Election Tool, you may withdraw or change your elections as often as you would like until the offer expires by simply logging back on to the intranet website and editing your selection using the eTenet Election Tool. Please note that each time you log on, you will be required to submit an electronic Letter of Transmittal when changing your elections.

    OR

  •
  If you use a paper copy of the Letter of Transmittal, either because you do not have access to the company's intranet or because you are on leave of absence, you may withdraw any or all of your elections at any time prior to the expiration of the offer by submitting to us a paper copy of the Notice of Withdrawal that we will send to you with the Letter of Transmittal. The Notice of Withdrawal should be delivered by facsimile at (469) 893-7005, Attn: Compensation Department; by regular mail to Tenet Healthcare Corporation, Attn: Compensation Department, P.O. Box 809088, Dallas, TX 75380-9088; or by overnight or hand delivery to Tenet Healthcare Corporation, Attn: Compensation Department, 13737 Noel Road, Ste. 100, Dallas, TX 75240. Please note that if you later decide to make a new election, you must request and submit a new paper copy of the Letter of Transmittal by following the instructions in Section 3 to do so. Please see Section 3 for the contact information you should use to request additional paper copies of the Letter of Transmittal.

        Regardless of the method you use to withdraw or change your elections, we must receive any withdrawals or changes before the expiration date of the offer in order for your withdrawal to be effective. The final change to your elections that you submit to us either by using the eTenet Election Tool or by using paper copies prior to the expiration of the offer will be binding and you will not be permitted to make any further withdrawals or changes after the offer expires.

        The method of delivery of any withdrawal of or change to your elections is at your election and risk. All withdrawals and changes that you submit will be effective upon receipt. If hand delivery is not feasible, we recommend that you send it by fax, and then follow up with a telephone call or e-mail to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure we receive it in time.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock Units.

        Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange all options properly elected for exchange and not validly withdrawn before the expiration date. All options accepted by us pursuant to this offer will be canceled.

        For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give notice to option holders of our acceptance. We expect to give notice of our acceptance, which may be by e-mail or press release, before 6:00 p.m. Eastern time on the first business day after the expiration date, and the restricted stock units will be granted to you as of the date of our acceptance. As promptly as practicable after the grant date, we will send you a Certificate Evidencing Restricted Stock Unit Grant (in the form enclosed with this document but with all the blanks filled in). This certificate will be effective from and as of the grant date.

        If you are not an eligible employee of Tenet or one of our business units on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms of your existing options.

Section 6. Conditions of the Offer.

        Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options pursuant to the offer, the issuance of restricted stock units for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business of us or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the acceptance for exchange of, or the issuance of restricted stock units for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

•
delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units for, some or all of the options;

  •
  materially impair the contemplated benefits of the offer to us; or

  •
  materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;
•
there has occurred:

•
any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•
the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of our common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common shares;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on our business, condition (financial or other), operations or prospects;

•
in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•
any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on May 27, 2005; or

•
any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

•
a tender or offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

•
any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding common shares, or any new group has been formed that beneficially owns more than 5% of the outstanding common shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the expiration date of the offer);

•
any person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the expiration date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding common shares; or

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;
•
any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on us and our subsidiaries, taken as a whole.

        The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date, to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 7. Price Range of Common Shares.

        Our common shares are listed for trading on the New York Stock Exchange under the trading symbol "THC". The following table sets forth, for the periods indicated, the intra-day high and low sales prices per common share on the New York Stock Exchange.

	High	Low
2003
First Quarter	$19.25	$16.30
Second Quarter	$17.47	$11.47
Third Quarter	$16.40	$11.32
Fourth Quarter	$16.20	$12.35
2004
First Quarter	$18.73	$9.15
Second Quarter	$13.43	$10.43
Third Quarter	$13.41	$9.85
Fourth Quarter	$12.45	$9.95
2005
First Quarter	$12.20	$9.77
Second Quarter (through June 14, 2005)	$12.66	$11.35

        On June 14, 2005, the closing price per common share as reported by the NYSE was $12.56. We recommend that you obtain the current market price of our common shares before deciding whether to elect to exchange your options.

Section 8. Source and Amount of Consideration; Terms of Restricted Stock Units.

        Consideration.    The number of restricted stock units to be granted in exchange for eligible options will be determined based upon the exercise price of the option in accordance with the following exchange ratios. The restricted stock units issued pursuant to this offer will be drawn from the pool of common shares authorized for issuance under the Stock Incentive Plan or made available as a result of the cancellation of the options elected for exchange.

Option Exercise Price Range	Exchange Ratio (Options for Restricted Stock Units)
Over $40.00	8-for-1
$22.00 to $39.99	6-for-1
$15.22 to $21.99	2.75-for-1

        We will not issue any fractional restricted stock units. Accordingly, any exchange resulting in fractional shares under the above exchange ratios will be rounded down to the next whole number such that we will not issue any fractional restricted stock units. For example, if an eligible participant elects to exchange two separate options grants of (i) options to purchase 100 shares of our common stock with an exercise price of $16.00 and (ii) options to purchase 100 shares of our common stock with an exercise price of $25.00, that participant will receive a total of 52 restricted stock units (100 divided by the exchange ratio of 2.75 and rounded down to the next whole number plus 100 divided by the exchange ratio of 6 and rounded down to the next whole number).

  Terms of the Restricted Stock Units.    The restricted stock units issued pursuant to this offer will be issued under the Stock Incentive Plan. Our statements concerning the Stock Incentive Plan and the restricted stock units are merely summaries and do not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the Stock Incentive Plan and the certificate evidencing the restricted stock unit grant; these documents have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit), and have also been included with the offering materials you received. As promptly as practicable after the grant date, we will send to each recipient of restricted stock units in this offer a completed certificate evidencing the restricted stock unit grant in the form enclosed with this document.

•
Purpose.    The purpose of the Stock Incentive Plan is to promote the interests of Tenet and its shareholders by strengthening our ability to attract, motivate and retain valued employees and directors who possess the training, experience and ability necessary to our success. The Stock Incentive Plan provides a means of encouraging these employees and directors, upon whose judgment, initiative and efforts our financial success and our growth largely depend, to take an ownership interest in Tenet. This is accomplished by granting equity-based compensation under the Stock Incentive Plan.

•
Administration.    The Stock Incentive Plan is administered by the Board of Directors' compensation committee, which is composed entirely of directors (1) who satisfy the requirements of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) who satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Code, as defined in Section 13. The compensation committee selects the individuals eligible to participate in the Stock Incentive Plan, the types of awards granted, the time(s) at which awards may be granted and the number of shares, units or appreciation rights subject to each award. The compensation committee has the authority to interpret the Stock Incentive Plan, to determine the terms and provisions of awards and to make all other determinations relating to the Stock Incentive Plan.

•
Vesting.    All restricted stock units received in exchange for eligible options will vest in equal one-third amounts on the first, second and third anniversary dates of the restricted stock unit grant

  (existing vesting schedules associated with exchanged options will no longer apply). The restricted stock units will vest if the participant remains employed by Tenet or one of our business units for the entire vesting period. We expect the grant date to be the business day after the expiration date of the offer.

•
Delivery of Common Shares.    Upon vesting, the restricted stock units will be settled, on a one-to-one basis, in our common shares. Eligible participants will have the option of deferring receipt of these common shares (and any income taxes due at the time of settlement) under our Deferred Compensation Plan pursuant to the deferral procedures under that plan. Accordingly, you may defer receipt of your common shares, and the related tax impact, by making an election to defer under our Deferred Compensation Plan during the June 2005 enrollment period. Such deferral of receipt may not extend beyond the second anniversary of the termination of your services to the company and will be governed by the terms and conditions of the Deferred Compensation Plan.

•
Termination of Employment.    In the event you cease to be an employee of Tenet or our business units at any time prior to the vesting of your restricted stock units, all your restricted stock units which are unvested and subject to restrictions at the time your employment terminates will expire, terminate and be canceled, except as follows.

•
Acceleration upon Death.    If you cease to be an employee due to your death, all unvested restricted stock units subject to restrictions at such time will immediately vest and no longer be subject to such restrictions.

•
Effect of Retirement.    If you retire at Tenet's normal retirement age (or you choose early retirement with our consent) your restricted stock units will continue to vest over the applicable vesting period provided that during such time you may not engage in or assist any business that we determine to be in competition with the businesses that we conduct.

•
Transfer Restrictions.    Your restricted stock units may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution or other enumerated exceptions. Any such prohibited sale, assignment, transfer, pledge, disposition or encumbrance will be void.

•
No Right to Vote and Receive Dividends.    You will have no voting rights with respect to the restricted stock units and no rights to receive dividends and distributions paid on the common shares underlying your restricted stock units, until you receive common shares in settlement of the restricted stock units.

•
Tax Consequences.    You should refer to Section 13 for a discussion of the Federal income tax consequences of the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting the restricted stock units under this offer.

•
Registration of Shares.    The common shares underlying the restricted stock units issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Tenet, upon vesting you will be able to sell the shares you receive upon settlement of your restricted stock units subject to applicable securities laws. If, however, you have elected to defer receipt of your restricted stock units under the Deferred Compensation Plan, you will not be able to sell your shares until they have been distributed to you in accordance with your distribution election under the Deferred Compensation Plan.

•
Adjustment Provisions.    Incentive awards may be adjusted in the event of unusual events such as distributions in connection with a merger or reorganization or stock splits. In addition, upon the dissolution or liquidation of Tenet, a sale of all or substantially all of our assets, or in the event of a reorganization, merger or consolidation of Tenet with one or more corporations as a result of which we are not the surviving corporation or we survive as a subsidiary of another corporation, all restricted stock units then outstanding under the Stock Incentive Plan will immediately vest and become payable in full, unless provisions are made for the continuation of the Stock Incentive Plan and the assumption or substitution of all outstanding restricted stock units.

•
Amendment and Termination.    The compensation committee has the authority to amend, suspend or terminate the Stock Incentive Plan at any time. The compensation committee may not amend the Stock Incentive Plan in any respect that materially increases the benefits available under the Stock Incentive Plan without the approval of the shareholders, including without limitation, (1) amending the provision relating to reducing the exercise price per share of options, (2) increasing the number of common shares that may be issued, transferred or exercised pursuant to awards under the Stock Incentive Plan, or (3) changing the types or terms of awards that may be made under the Stock Incentive Plan.

        You will not be a shareholder as a result of holding restricted stock units, and restricted stock units do not entitle you to vote or receive notices of meetings and other materials provided to Tenet shareholders until you receive a distribution of Tenet common shares in settlement of the restricted stock units. You will not be paid for any dividends paid on Tenet stock while you hold restricted stock units. After the restricted stock units have vested, and the related common shares are distributed to you, you will have shareholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws.

Section 9. Information about Tenet Healthcare Corporation.

        General.    Tenet operates in one line of business—the provision of health care services, primarily through the operation of general hospitals. All of Tenet's operations are conducted through our subsidiaries. We are the second largest investor-owned health care services company in the United States. At March 31, 2005, our subsidiaries operated 74 general hospitals, including five hospitals that are part of discontinued operations not yet divested, serving urban and rural communities in 13 states. We also owned or operated various related health care facilities, including a small number of rehabilitation hospitals, a specialty hospital, skilled nursing facilities and medical office buildings—all of which are located on, or nearby, one of our general hospital campuses; and physician practices, captive insurance companies and various other ancillary health care businesses (including outpatient surgery centers and occupational and rural health care clinics).

        Our mission is to provide quality health care services that are responsive to the needs of the communities we serve. To accomplish our mission in the complex and competitive health care industry, our operating strategies are to (1) improve the quality of care provided at our hospitals by identifying best practices and implementing those best practices in all of our hospitals, (2) improve operating efficiencies and reduce operating costs while maintaining or improving the quality of care provided, (3) improve patient, physician and employee satisfaction, (4) improve recruitment and retention of nurses and other employees, (5) reduce the provision for doubtful accounts and improve cash flow and (6) acquire new, or divest existing, facilities as market conditions, operational goals and other considerations warrant. We adjust these strategies as necessary in response to changes in the economic and regulatory climates in which we operate and the success or failure of our various efforts.

        Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals and are not engaged in negotiations that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization;

  •
  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

  •
  any other material change in our corporate structure or business;

  •
  our common shares being delisted from the New York Stock Exchange;

  •
  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

  •
  the acquisition by any person of any of our securities or the disposition of any of our securities; or

  •
  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

        We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.

        Certain Financial Information.    Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 8 on pages 76 through 126 of Tenet's Annual Report on Form 10-K, for its fiscal year ended December 31, 2004, and Item 1 on pages 1 through 19 of Tenet's

Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2005, which are incorporated herein by reference. See Section 16.

	Years Ended December 31		Three Months Ended March 31
	2004	2003	2005	2004
	(audited)		(unaudited)
	(dollars in millions, except per share data)
Condensed Consolidated Balance Sheet Data (at period end):
Current assets	$3,992	$4,248	$4,121	$4,864
Non-current assets	6,086	8,050	6,094	7,267
Total assets	10,078	12,298	10,215	12,131
Current liabilities	2,130	2,394	1,866	2,198
Non-current liabilities	6,216	5,543	6,592	5,665
Total liabilities	8,346	7,937	8,458	7,863
Total shareholders' equity	1,732	4,361	1,757	4,268
Condensed Consolidated Statements of Operations:
Net operating revenues	9,919	10,146	2,499	2,574
Income (loss) from continuing operations	(1,797)	(1,044)	20	26
Net loss	(2,640)	(1,477)	(3)	(122)
Basic income (loss) per common share and common equivalent share from continuing operations	(3.85)	(2.24)	0.04	0.06
Diluted income (loss) common share and common equivalent share from continuing operations	(3.85)	(2.24)	0.04	0.06
Basic net loss per common share and common equivalent share	(5.66)	(3.17)	(0.01)	(0.26)
Diluted net loss per common share and common equivalent share	(5.66)	(3.17)	(0.01)	(0.26)
Other:
Ratio of earnings to fixed charges(1)(2)	—	—	1.0	1.6

(1)
The ratio of earnings to fixed charges is calculated by dividing income (loss) from continuing operations before income taxes excluding equity earnings and minority interests, plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

(2)
Earnings (loss), as adjusted, were insufficient to cover fixed charges for the years ended December 31, 2004 and 2003 by $1,629 million and $1,268 million, respectively, to provide a one-to-one ratio.

Tenet's book value per share as of March 31, 2005 was $3.75. Book value per share is the value of our total shareholders' equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at March 31, 2005 amounted to 468,563,558.

For information regarding the accounting consequences of our offer, see Section 11.

Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options.

        A list of our directors and executive officers who are not eligible to participate in this offer is attached to this offer to exchange as Annex A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common shares by those directors and executive officers who were beneficial owners of our common shares as of April 1, 2005, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2005, which is incorporated by reference into our Form 10-K.

        Our director J. McDonald Williams purchased 16,300 shares of our common stock in an open market transaction on May 10, 2005. Other than the foregoing transaction, there have been no transactions in options to purchase our common shares or in our common shares which were effected during the past 60 days by Tenet, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Tenet.

        Except as described in this offer to exchange and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 11. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

        The common shares underlying the options under the Stock Incentive Plan that are exchanged and canceled in this offer will be returned to the pool of common shares available for issuance under the Stock Incentive Plan. Canceled options under the 1991 Plan, 1995 Plan and 1999 Plan will not be added back to the pool of common shares available under the Stock Incentive Plan.

        We currently expense stock options using the fair-value method recommended by SFAS No. 123 under which the cost of stock option grants is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards regardless of whether or not the awards had any intrinsic value during the period. Currently, most of the options eligible for exchange under the program are vested. Accordingly, we have already expensed approximately $115 million as compensation expense related to these options. We estimate that the current projected future non-cash expense for unvested eligible options is approximately $8 million. Assuming that the stock price on the grant date is $11.98 (the closing price on May 25, 2005), if all eligible options are tendered for exchange, we estimate that the incremental non-cash compensation expense above this amount that will need to be recognized as compensation expense over the three year vesting period of the restricted stock units will be approximately $17 million. While several factors may impact the amount of this incremental expense, generally the higher the market value of our common shares on the grant date, the greater the compensation expense we will record for financial reporting purposes.

Section 12. Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock units is subject to the conditions described in Section 6.

Section 13. Material Federal Income Tax Consequences.

        The following is a general summary of the material federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

        You are urged to consult your own tax advisor with respect to the federal, state and local consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

        General.    There are no immediate tax consequences of receiving restricted stock units in exchange for your options. If you do not elect to defer receipt of your restricted stock units, upon vesting of the applicable number of restricted stock units on each vesting date, you will be required to recognize ordinary compensation income in an amount equal to the then fair market value of the common shares. We will determine the fair market value of the shares for purposes of calculating your withholding tax based on the closing price of our common shares on the date the restricted stock units vest, or if no sales are reported on that date, the last day before the vesting date in which sales are reported. For purposes of determining any gain or loss if you subsequently sell the common shares, your tax basis in the shares generally will be the fair market value of the shares on the vesting date. This gain or loss will be taxed as a capital gain or capital loss, with the holding period for determining whether the gain or loss is short-term or long-term being measured from the day after the vesting date.

        You may elect to defer the delivery of the common shares underlying restricted stock units awarded pursuant to the offer, as well as the tax recognition associated with such delivery, under the Tenet Deferred Compensation Plan. Your election will apply to the entire grant of restricted stock units. If you make such an election, upon vesting no common shares will be delivered to you. Instead the common shares will be delivered to you upon the distribution date elected by you under the Deferred Compensation Plan. You will be required to recognize ordinary compensation income in an amount equal to the fair market value of the common shares at the time of such delivery. For purposes of determining any gain or loss if you subsequently sell the common shares, your tax basis in the shares generally will be the fair market value of the shares on the date they were delivered to you under the Deferred Compensation Plan. This gain or loss will be taxed as a capital gain or capital loss, with the holding period for determining whether the gain or loss is short-term or long-term being measured from the day after the common shares were delivered to you.

        Withholding Taxes.    At the time you recognize ordinary income, we will have a withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. You must pay us in cash the amount of the withholding tax promptly upon our request. In addition, upon the vesting of the restricted stock units (even if you have made an election to defer the tax recognition and delivery of the common shares associated with such vesting), we will have a withholding tax obligation with respect to employment taxes (e.g. FICA) associated with the fair market value of the restricted stock units. Under the terms of the Stock Incentive Plan, we are authorized to satisfy the withholding tax obligation by withholding sufficient shares from the shares that are due to you upon vesting and/or delivery of the restricted stock units. Payment of the withholding tax obligation is a condition to our delivering common shares to you.

Section 14. Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options. Notice of the extension may be by e-mail or press release.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 6 of this document. Notice of the termination or postponement may also be by e-mail or press release. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect.

        Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern time, on July 1, 2005. Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

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  we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

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  we change the type of options eligible to be elected for exchange in the offer; or

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  we increase the number of options eligible to be elected for exchange in the offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

Section 15. Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

Section 16. Additional Information.

        With respect to the offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, the Letter of Transmittal, and information available on the eTenet Election Tool, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

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  our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 8, 2005;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 3, 2005;

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  our Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 11, 2005, March 22, 2005, March 28, 2005 and May 3, 2005;

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  our definitive proxy statement for our 2005 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 15, 2005; and

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  the description of our common shares included in our registration statement on Form S-3, Registration No. 33-45689 filed with the Securities and Exchange Commission on February 14, 1992, including any amendments or reports filed for the purpose of updating such description;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission's public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov and our website at http://www.tenethealth.com.

        Our common shares are quoted on the New York Stock Exchange under the symbol "THC", and our filings can also be read at the offices of the New York Stock Exchange.

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may send requests to Margaret Pryde in our investor relations department at Margaret.Pryde@tenethealth.com, or by mail to Tenet Healthcare Corporation, Investor Relations, 13737 Noel Road Dallas, Texas 75240, or by calling Tenet's literature request hotline at (805) 563-6969.

        As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about Tenet should be read together with the information contained in the documents to which we have referred you.

Section 17. Forward-Looking Statements.

        Our reports filed with the Securities and Exchange Commission referred to above include forward-looking information. All statements, other than statements of historical or present facts, that address activities, events, outcomes, business strategies and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements represent management's current belief, based on currently available information, as to the outcome and timing of future events. They involve known and unknown risks, uncertainties and other factors—many of which we are unable to predict or control—that may cause our actual results, performance or achievements, or health care industry results, to be materially different from those expressed or implied by forward-looking statements. Such factors include, but are not limited to, the following:

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  Changes in the Medicare and Medicaid programs or other government health care programs, including modifications to patient eligibility requirements, funding levels or the method of calculating payments or reimbursements.

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  Any removal or exclusion of us, or one or more of our subsidiaries' hospitals, from participation in the Medicare or Medicaid program or another government health care program.

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  The ability to enter into managed care provider arrangements on acceptable terms.

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  The outcome of known and unknown litigation, government investigations, and liabilities and other claims asserted against us.

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  Competition.

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  Changes in, or our ability to comply with, laws and governmental regulations.

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  Changes in business strategies or development plans.

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  Our ability to satisfactorily and timely collect our patient accounts receivable.

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  Settlement of professional liability claims and the availability of professional liability insurance coverage at current levels and terms.

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  Technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care.

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  National, regional and local economic and business conditions.

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  Demographic changes.

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  The ability to attract and retain qualified management and other personnel, including physicians, nurses and other health care professionals, and the impact on our labor expenses resulting from a shortage of nurses and other health care professionals.

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  Our ability to identify and execute on measures designed to save or control costs.

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  The amount and terms of our indebtedness.

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  The timing and payment, if any, of any final determination of potential liability as a result of an Internal Revenue Service examination.

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  The availability of suitable acquisition and divestiture opportunities, and our ability to accomplish proposed acquisitions and divestitures.

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  The availability and terms of debt and equity financing sources to fund the needs of our business.

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  Changes in the distribution process or other factors that may increase our costs of supplies.

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  Other factors referenced in this offer and the factors described in Tenet's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein.

        When considering forward-looking statements, you should keep in mind the foregoing risk factors and other cautionary statements in such filings. Should one or more of the risks and uncertainties described above or elsewhere in these filings occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement herein, except as otherwise required by applicable federal securities laws.

        All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

May 27, 2005 amended June 15, 2005	Tenet Healthcare Corporation

Annex A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF
TENET HEALTHCARE CORPORATION

The directors and executive officers of Tenet, their positions and offices as of May 27, 2005 are set forth in the following table:

Name	Positions and Offices Held
Trevor Fetter	Director, President and Chief Executive Officer
Brenda J. Gaines	Director
Karen M. Garrison	Director
Edward A. Kangas	Chairman of the Board of Directors
J. Robert Kerrey	Director
Reynold J. Jennings	Chief Operating Officer
Floyd D. Loop, M.D.	Director
Richard R. Pettingill	Director
Robert S. Shapard	Chief Financial Officer
James A. Unruh	Director
E. Peter Urbanowicz	General Counsel
J. McDonald Williams	Director

The address of each director and executive officer is c/o Tenet Healthcare Corporation, 13737 Noel Road, Dallas, Texas 75240. The telephone number for each director and executive officer is (469) 893-2200.

QuickLinks

  Exhibit (a)(1)
TABLE OF CONTENTS
IMPORTANT
SUMMARY TERM SHEET
TENET'S OFFER
  Section 1. Number of Restricted Stock Units; Expiration Date.
  Section 2. Purpose of the Offer.
  Section 3. Procedures for Exchanging Options.
  Section 4. Change in Election; Withdrawal Rights.
  Section 5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock Units.
  Section 6. Conditions of the Offer.
  Section 7. Price Range of Common Shares.
  Section 8. Source and Amount of Consideration; Terms of Restricted Stock Units.
  Section 9. Information about Tenet Healthcare Corporation.
  Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options.
  Section 11. Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.
  Section 12. Legal Matters; Regulatory Approvals.
  Section 13. Material Federal Income Tax Consequences.
  Section 14. Extension of Offer; Termination; Amendment.
  Section 15. Fees and Expenses.
  Section 16. Additional Information.
  Section 17. Forward-Looking Statements.
Annex A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF TENET HEALTHCARE CORPORATION